Exhibit 99.1

Certara

June 23, 2010

To the Board of Directors of Symyx Technologies, Inc.

Gentlemen,

We reviewed your description of our most recent proposal and your reasons for rejecting it reflected in your disclosures to your stockholders on June 21, 2010.  Our June 17 proposal was carefully crafted to provide assurance to you regarding certainty of closure and to provide superior value to Symyx stockholders.  While we respectfully disagree with your comments regarding value, we regret that we left any room for concern regarding certainty of closure.

In the interest of erasing any such concern, I am happy to transmit to you today a revised proposal that should remove any doubt in the minds of you or the Symyx stockholders that our proposal provides certainty of closure.  Specifically:

•	Our offer to enter into the enclosed merger agreement is irrevocable, effective immediately.
•	Provided you recommend that Symyx stockholders vote AGAINST the Accelrys merger, your ability to accept our offer will be effective for 24 hours beginning on the earlier of:
o	Accelrys’ termination of the Accelrys merger agreement due to your recommendation change; and
o	the rejection of the Accelrys merger agreement by the Symyx stockholders at which point you can terminate the agreement.
•	To make this offer binding, we enclose a signed merger agreement and signed guarantee of our obligations in your favor from Vector Capital.

Once the Accelrys merger agreement is terminated as described above, you need only countersign and return the enclosed merger agreement, and we will be under binding contract.  By making the offer irrevocable in this manner, we have addressed each of the comments regarding certainty that you made in your disclosures.

Our revised offer represents a substantial premium to the implied value of the Accelrys merger.  We believe that the continued trading of Symyx stock at a premium to the implied value of the Accelrys merger clearly demonstrates that your stockholders prefer our all-cash deal.  Furthermore, as noted in my June 17 letter and evidenced by the enclosed agreement, our offer is not subject to any financing condition and we stand ready to deliver the superior cash value to your stockholders.

By contrast, the ability of Symyx stockholders to realize value for their shares in the Accelrys transaction is subject to substantial uncertainty.  Realization of value by Symyx shareholders in excess of our proposed cash premium under the Accelrys proposal will be dependent upon the combined company’s ability to successfully navigate the complex tasks involved in operational integration while at the same time attempting to execute on the company’s business plan.  Any unforeseen adverse developments in the combined company’s business or the markets in which it would compete, or any totally unrelated downturn in the financial markets would pose substantial obstacles to realization of value in excess of the price we are offering.

Based on these considerations and the inquiries we have received from Symyx stockholders to date, we are confident that your stockholders will enthusiastically support our revised offer.  We urge you, in the exercise of your fiduciary obligations, to endorse our proposal, recommend against the Accelrys transaction and thereby offer your stockholders the opportunity to realize the superior value we stand ready to deliver.

CERTARA CORPORATION

/s/ Jim Hopkins

Jim Hopkins

CEO, Authorized Signatory